Exhibit 99.1

2835 Miami Village Drive Miamisburg, OH 45342
NEWS RELEASE
For media information:	For investor information:

Dian Terry	Gregg Swearingen
(937) 242-4781	(937) 242-4600
dian.terry@teradata.com	gregg.swearingen@teradata.com

For Release on February 12, 2009

Teradata Announces 2008 Fourth Quarter and Full-Year Results

•	6 percent revenue growth in fourth quarter, 4 percent for full-year 2008

•	Fourth quarter EPS of $0.45

•	Full-year GAAP EPS of $1.39, non-GAAP EPS of $1.42(1)

•	$440 million of cash from operations generated in 2008, versus $387 million in 2007

MIAMISBURG, Ohio – Teradata Corporation (NYSE: TDC), the world’s largest company solely focused on data warehousing and enterprise analytics, today reported revenue of, $493 million for the quarter ended December 31, 2008, an increase of 6 percent from $466 million in 2007. The fourth quarter revenue comparison included 3 percentage points of negative impact from currency fluctuations.(2) For the full year 2008, revenue was $1.762 billion, a 4 percent increase from $1.702 billion in 2007. The full-year revenue comparison was aided by 2 percentage points from currency fluctuations.(2)

Gross margin in the fourth quarter was 54.6 percent versus 56.0 percent in the fourth quarter of 2007. Gross margin in the fourth quarter was lower due to an adverse mix of revenue and the negative impact from currency translation. Gross margin for full year 2008 was 53.9 percent, slightly better than 53.8 percent in 2007.

Teradata reported fourth-quarter net income under Generally Accepted Accounting Principles (GAAP) of $79 million, or $0.45 per diluted share, which compared to GAAP net income of $79 million, or $0.43 per diluted share, in the fourth quarter of 2007. Included in the 2007 fourth quarter results were $2 million of pre-tax expenses related to Teradata’s spin off from NCR Corporation (NYSE: NCR) that occurred on October 1, 2007, and a $6 million one-time tax benefit related to the utilization of certain tax attributes associated with foreign-sourced

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income. Excluding these items, non-GAAP earnings was $0.40 per diluted share in the fourth quarter of 2007.(1)

For the full year 2008, Teradata reported GAAP net income of $250 million, or $1.39 per diluted share which included $3 million ($2 million after-tax) of impairment charges to write down the value of a historical equity investment and a $3 million charge to reflect an adjustment to tax expense based on the Company’s 2007 US federal tax return as filed. In 2007, Teradata reported GAAP net income of $200 million, or $1.10 per diluted share which included $17 million of pre-tax expenses related to Teradata’s spin off from NCR and $9 million of net unfavorable tax adjustments. Excluding these items, non-GAAP earnings for full-year 2008 was $1.42 per diluted share, compared to $1.24 per diluted share in 2007.(1)

“Teradata finished the year with a strong fourth quarter and, overall, had a successful and very productive first year as an independent company,” said Mike Koehler, president and chief executive officer of Teradata Corporation. “In 2008, we extended our technology lead, launched a new innovative family of purpose-built data warehouse appliances and added sales territories to broaden our market coverage.

“Looking forward, we remain confident in our technology, our competitive position in the market, and the value we provide to customers. Our solutions help customers make better strategic and operational decisions to gain competitive advantage, manage risk, and reduce cost, which are priorities in this uncertain economic environment.

“Teradata has a strong financial position, including attractive cash flow generation and no debt. We are well positioned to continue leading the data warehousing and enterprise analytics market for years to come.”

Regional Operating Segment Results

Teradata reports its results in three regional operating segments.

Americas

Teradata generated $285 million of revenue in its Americas region in the fourth quarter of 2008, up 13 percent from $253 million in the fourth quarter of 2007. Currency translation negatively impacted revenue growth by 1 percentage point in the fourth quarter.(2) For the full year, revenue in the Americas region increased 2 percent to $984 million. The full-year revenue comparison was not significantly impacted by currency translation.

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Gross margin in the Americas region in the fourth quarter of 2008 was 57.2 percent, compared to 60.1 percent in the fourth quarter of 2007. Gross margin in the quarter was lower due to an unfavorable revenue mix. Gross margin in the Americas region for full year 2008 was 56.6 percent, compared to 57.5 percent in 2007. For the year, gross margin in the Americas was lower due to an unfavorable revenue mix.

Europe, Middle East and Africa (EMEA)

Revenue in Teradata’s EMEA region in the fourth quarter of 2008 was $114 million, down 7 percent from $122 million generated in the fourth quarter of 2007. Currency translation negatively impacted revenue growth in the EMEA region by 9 percentage points.(2) For the full year 2008, revenue in the EMEA region increased 6 percent to $451 million. The full-year revenue comparison included 3 percentage points of benefit from currency translation.(2)

Gross margin in the EMEA region in the fourth quarter of 2008 was 51.8 percent, versus 50.0 percent in the fourth quarter of 2007. Gross margin in EMEA improved in the fourth quarter of 2008 due to a favorable mix of transactions and higher maintenance revenue, which more than offset the negative impact of foreign currency translation on product cost. Gross margin of 51.9 percent for full year 2008 compared favorably to 48.3 percent in 2007, primarily as a result of higher product gross margin due to favorable revenue mix and currency translation.

Asia Pacific / Japan (APJ)

Teradata generated $94 million of revenue in its APJ region in the fourth quarter of 2008, a 3 percent increase from the $91 million in the fourth quarter of 2007. Revenue growth in the APJ region was benefited by 2 percentage points from currency translation.(2) For the full year 2008, revenue in the APJ region increased 4 percent to $327 million. Currency translation provided 6 percentage points of benefit in the full-year revenue comparison.(2)

Gross margin in the APJ region in the fourth quarter of 2008 was 50.0 percent, compared to 52.7 percent in the fourth quarter of 2007. Gross margin declined in the quarter due to lower product revenue as well as lower service margin. Gross margin in the APJ region for full year 2008 declined to 48.3 percent from 50.0 percent in 2007 due to lower product revenue.

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Operating Income

Fourth-quarter operating income of $102 million improved from $96 million reported in the fourth quarter of 2007. During the fourth quarter of 2007, Teradata incurred $2 million of spin-off related items. Excluding the spin-off related items, operating income was $98 million in the fourth quarter of 2007.(1)

Full-year operating income was $333 million in 2008, versus $320 million in 2007. The 2007 results included $17 million of non-recurring spin-off related costs. On a comparable non-GAAP basis, operating income in 2008 was $333 million compared to $337 million in 2007, excluding the $17 million of spin-off costs.(1) However, included in the 2008 results were recurring incremental costs associated with Teradata becoming an independent, publicly-traded company as well as increased investments in sales territories/resources to enhance the company’s future revenue growth potential.

Other Items

During the fourth quarter of 2008, the company recorded $1 million of “Other Income,” down from $2 million in the fourth quarter of 2007 as interest income in the current lower interest rate environment was offset by other expense. Other income for the full year was $5 million, largely from interest income earned on Teradata’s cash balance which increased since its spin off from NCR on September 30, 2007. Teradata had $2 million of other income in 2007, largely from interest income in the fourth quarter of 2007.

The effective income tax rate in the fourth quarter of 2008 was 23.3 percent, which compared to a 19.4 percent tax rate in the prior year period. Included in the fourth quarter 2008 income tax provision was a tax benefit related to the retroactive reinstatement of the US Research Tax Credit. The effective income tax rate for the full year in 2008 was 26.0 percent, down from Teradata’s 2007 tax rate of 37.9 percent. The 2007 tax rate included the impact of a tax adjustment in the second quarter when Teradata was part of NCR, a charge recognized in the third quarter related to a tax rate change in Germany and a one-time tax benefit in the fourth quarter.

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Cash Flow

During the fourth quarter of 2008, Teradata generated $118 million of cash from operating activities, compared to $98 million in the prior year period. Capital expenditures in the fourth quarter of $13 million compared to $31 million in the fourth quarter of 2007. Teradata generated $105 million of free cash flow (cash from operations less capital expenditures and additions to capitalized software)(1) in the fourth quarter of 2008, versus generating $67 million in the same period in 2007.

Full-year cash from operating activities was $440 million, a $53 million increase from the $387 million generated in 2007. Teradata’s free cash flow for the full year was $369 million, compared to $292 million generated in 2007.(1)

	For the period ended Dec. 31
	(in millions)
	Three Months		Twelve Months
	2008	2007	2008	2007
Net Income (GAAP)	$79	$79	$250	$200

Cash provided by operating activities (GAAP)	$118	$98	$440	$387
Less capital expenditures for:
Expenditures for property and equipment	(6)	(23)	(19)	(50)
Additions to capitalized software	(7)	(8)	(52)	(45)

Total capital expenditures	(13)	(31)	(71)	(95)

Free Cash Flow (non-GAAP measure) (1)	$105	$67	$369	$292

Free Cash Flow as a percentage of Net Income	133%	85%	148%	146%

Balance Sheet

Teradata ended 2008 with $442 million in cash and short term investments, a $64 million increase from September 30, 2008. Free cash flow generated in the fourth quarter of 2008 exceeded the $39 million of cash used during the quarter to repurchase approximately 2.9 million

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shares. During the full year 2008, the company repurchased approximately 8.5 million shares for approximately $176 million.

Although Teradata has $300 million of funds available through a pre-arranged credit facility, there was no short- or long-term debt outstanding as of December 31, 2008.

2009 Outlook

Due to the continued uncertainty surrounding the global economic environment and its potential impact on Teradata’s current and potential customers, the company will not provide specific revenue or earnings guidance for 2009 at this time. Despite this limited visibility, the company is providing the following information regarding its expected 2009 results: In addition to the headwind created by the economic environment, Teradata expects approximately 4 percentage points of negative impact from currency translation on its reported revenue and a corresponding currency impact on operating income, based on currency rates as of February 9, 2009. Teradata expects its Selling, General and Administrative (SG&A) expense to be flat to down from 2008 while absorbing the incremental expense associated with the company’s initiative to increase the number of sales territories. Research and development (R&D) expense is expected to increase from the R&D expense incurred in 2008 to a level less than the R&D expense reported in 2007. Teradata expects its effective tax rate in 2009 to be 26 to 27 percent.

2008 Fourth-Quarter Earnings Conference Call

A conference call is scheduled today at 8:30 a.m. (EST) to discuss the company’s fourth-quarter and full-year 2008 results. Access to the conference call, as well as a replay of the call, is available on Teradata’s Web site at www.teradata.com/investor.

Supplemental financial information regarding Teradata’s operating results is also available on the Investor Relations page of Teradata’s Web site.

About Teradata Corporation

Teradata Corporation (NYSE: TDC) is the world’s largest company solely focused on raising intelligence through data warehousing, consulting services and enterprise analytics. Teradata is in more than 60 countries and on the Web at www.teradata.com.

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Teradata is a trademark or registered trademark of Teradata Corporation in the United States and other countries.

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1.	Teradata reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, as described below, the company believes that certain non-GAAP measures (such as free cash flow, non-GAAP EPS and non-GAAP operating income, both of which exclude certain items) are useful for investors. Our non-GAAP measures are not meant to be considered in isolation or as substitutes for or superior to results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

a)	The following table reconciles Teradata’s earnings per diluted share, or EPS, under GAAP in the 2008 and 2007 periods to the company’s non-GAAP EPS for the periods presented, which exclude certain items. Our management regularly uses supplemental non-GAAP financial measures, such as EPS excluding certain items, internally to understand, manage and evaluate our business and make operating decisions. The company believes such non-GAAP financial measures provide useful information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations and results. The company also believes this information is useful for investors because it can provide consistency and comparability with past reports and projections of future results.

Reconciliation of GAAP to Non-GAAP Measures:

	Q4 2008	Q4 2007	FY 2008	FY 2007
Diluted Earnings Per Share (GAAP)	$0.45	$0.43	$1.39	$1.10
Impairment of equity investment			0.01
Federal income tax accrual adjustment			0.02
Costs related to Teradata’s spin off from NCR Corporation		0.00		0.08
One-time tax benefit related to foreign sourced income		(0.03)		(0.03)
Tax adjustment - tax rate change in Germany				0.05
Tax adjustment - second quarter of 2007				0.04

Adjusted Diluted Earnings Per Share (Non-GAAP)	$0. 45	$0.40	$1.42	$1.24

(b)	Teradata’s management also looks at the company’s operating results excluding certain items to assess financial performance. The company believes this information is useful for investors because it can provide a more complete understanding of Teradata’s underlying operational performance, as well as consistency and comparability with past reports. The following table reconciles Teradata’s Operating Income under GAAP in 2008 and 2007 to the company’s results during the periods excluding certain items.

Reconciliation of GAAP to Non-GAAP Measures:

(shown in millions)	Q4 2008 Actual	Q4 2007 Actual	FY 2008 Actual	FY 2007 Actual
Operating Income (GAAP)	$102	$96	$333	$320
Spin-off costs (non-recurring costs)		2		17

Adjusted Operating Income (Non-GAAP)	$102	$98	$333	$337

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(c)	Teradata defines free cash flow as cash provided/used by operating activities less capital expenditures for property and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and therefore, Teradata’s definition may differ from other companies’ definition of this measure. Teradata’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations, if any. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure.

2.	The impact of currency is determined by calculating the prior period results using the current-year monthly average currency rates. See the foreign currency schedule on the investor page of the company’s web site www.teradata.com.

Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause Teradata’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements. Such factors include those relating to: the current global economic downturn and its impact on the markets in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers, and other general economic and business conditions; changes in our cost structure, management, financing and business operations following our separation from NCR; the rapidly changing and intensely competitive nature of the information technology industry and the data enterprise warehousing business, including the increased pressure on price/performance for data warehousing solutions; fluctuations in our operating results, unanticipated delays or accelerations in our sales cycles and the difficulty of accurately estimating revenues; risks inherent in operating in foreign countries, including the impact of economic, political, legal, regulatory, compliance, cultural, foreign currency fluctuations and other conditions abroad; the timely development, production or acquisition and market acceptance of new and existing products and services, including our ability to accelerate market acceptance of new products and services; tax rates; turnover of workforce and the ability to attract and retain skilled employees; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally

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Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors described from time to time in the company’s filings with the U.S. Securities and Exchange Commission and the company’s annual reports to stockholders The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended December 31
	Three Months			Twelve Months
	2008	2007	% Chg	2008	2007	% Chg
Revenue

Products	$250	$240	4%	$849	$884	-4%
Services	243	226	8%	913	818	12%

Total revenue	493	466	6%	1,762	1,702	4%

Product gross margin	159	163		547	572
% of Revenue	63.6%	67.9%		64.4%	64.7%
Services gross margin	110	98		402	344
% of Revenue	45.3%	43.4%		44.0%	42.1%

Total gross margin	269	261		949	916
% of Revenue	54.6%	56.0%		53.9%	53.8%

Selling, general and administrative expenses	137	131		508	470
Research and development expenses	30	34		108	126

Income from operations	102	96		333	320
% of Revenue	20.7%	20.6%		18.9%	18.8%

Interest and Other Income, net	1	2		5	2

Income before income taxes	103	98		338	322
% of Revenue	20.9%	21.0%		19.2%	18.9%

Income tax expense	24	19		88	122

% Tax rate	23.3%	19.4%		26.0%	37.9%

Net income	$79	$79		$250	$200

% of Revenue	16.0%	17.0%		14.2%	11.8%

Net income per common share
Basic	$0.45	$0.44		$1.40	$1.11
Diluted	$0.45	$0.43		$1.39	$1.10

Weighted average common shares outstanding
Basic	175.1	181.0		178.1	180.8
Diluted	176.1	183.0		179.8	181.3

Schedule B

TERADATA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions)

	December 31, 2008	December 31, 2007
Assets

Current assets
Cash and cash equivalents	$402	$270
Short term investments	40	—
Accounts receivable, net	451	507
Inventories, net	44	51
Other current assets	77	45

Total current assets	1,014	873

Property and equipment, net	88	94
Capitalized software, net	80	61
Goodwill	110	90
Deferred income taxes	112	140
Other assets	41	36

Total assets	$1,445	$1,294

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$99	$120
Payroll and benefits liabilities	83	91
Deferred revenue	255	246
Other current liabilities	113	115

Total current liabilities	550	572

Pension and other postemployment plan liabilities	83	88
Other liabilities	30	3

Total liabilities	663	663

Stockholders’ equity
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 180.5 and 181.0 shares issued at December 31, 2008 and December 31, 2007, respectively	2	2
Paid-in capital	576	555
Treasury Stock	(137)	—
Retained earnings	329	79
Accumulated other comprehensive income (loss)	12	(5)

Total stockholders’ equity	782	631

Total liabilities and stockholders’ equity	$1,445	$1,294

Schedule C

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2008	2007	2008	2007
Operating activities
Net income	$79	$79	$250	$200

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13	17	60	68
Stock-based compensation expense	6	6	21	17
Excess tax benefit from stock-based compensation	—	—	(1)	—
Deferred income taxes	(4)	9	25	80
Impairment on equity investment	—	—	3	—
Changes in assets and liabilities:
Receivables	(68)	(117)	73	(128)
Inventories	(2)	(12)	7	(12)
Current payables and accrued expenses	61	61	1	74
Deferred revenue	16	11	13	52
Other assets and liabilities	17	44	(12)	36

Net cash provided by operating activities	118	98	440	387

Investing activities
Purchases of short-term investments	(40)	—	(90)	—
Proceeds from sales and maturities of short-term investments	50	—	50	—
Expenditures for property and equipment	(6)	(23)	(19)	(50)
Additions to capitalized software	(7)	(8)	(52)	(45)
Purchased software license	—	—	(2)	(5)
Other investing activities and business acquisitions, net	(1)	—	(23)	(4)

Net cash used in investing activities	(4)	(31)	(136)	(104)

Financing activities
Repurchase of common stock	(39)	—	(176)	—
Excess tax benefit from stock-based compensation	—	1	1	1
Cash contributions from former Parent	—	4	—	200
Transfer to former Parent, net	—	—	—	(216)
Other financing activities, net	2	1	8	1

Net cash (used in) provided by financing activities	(37)	6	(167)	(14)

Effect of exchange rate changes on cash and cash equivalents	(3)	1	(5)	1

Increase in cash and cash equivalents	74	74	132	270
Cash and cash equivalents at beginning of period	328	196	270	—

Cash and cash equivalents at end of period	$402	$270	$402	$270

Schedule D

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended December 31
	Three Months				Twelve Months
	2008	2007	% Change As Reported	% Change Constant Currency[2]	2008	2007	% Change As Reported	% Change Constant Currency[2]
Revenue

Americas	$285	$253	13%	14%	$984	$964	2%	2%
EMEA	114	122	-7%	2%	451	424	6%	3%
APJ	94	91	3%	1%	327	314	4%	-2%

Total revenue	493	466	6%	9%	1,762	1,702	4%	2%

Segment gross margin

Americas	163	152			557	554
% of Revenue	57.2%	60.1%			56.6%	57.5%
EMEA	59	61			234	205
% of Revenue	51.8%	50.0%			51.9%	48.3%
APJ	47	48			158	157
% of Revenue	50.0%	52.7%			48.3%	50.0%

Total gross margin	269	261			949	916
% of Revenue	54.6%	56.0%			53.9%	53.8%

Selling, general and administrative expenses	137	131			508	470
Research and development expenses	30	34			108	126

Income from operations	$102	$96			$333	$320

% of Revenue	20.7%	20.6%			18.9%	18.8%